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As filed with the Securities and Exchange Commission on April 16, 2010.

Registration No. 333-162540

UNITED STATES
Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL GEOPHYSICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	05-0574281 (I.R.S. Employer Identification Number)

13927 South Gessner Road
Missouri City, TX 77489
(713) 972-9200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard A. Degner
Chairman of the Board, President and Chief Executive Officer
13927 South Gessner Road
Missouri City, TX 77489
(713) 972-9200
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Bryce D. Linsenmayer John W. Menke Haynes and Boone, LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 547-2000 (713) 236-5540 (fax)	J. Michael Chambers Latham & Watkins LLP 717 Texas Avenue, Suite 1600 Houston, Texas 77002 (713) 546-5400 (713) 546-5401 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of this Registration Statement.

          If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        This Amendment No. 5 to the Registration Statement on Form S-1 (Registration No. 333-162540) of Global Geophysical Services, Inc. is being filed solely to include the form of Underwriting Agreement to the Registration Statement as Exhibit 1.1. Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and concessions, expected to be incurred in connection with the offering described in the Registration Statement. All amounts are estimates except the SEC fee and the Financial Industry Regulatory Authority ("FINRA") filing fee.

Expenses	Amount
Securities and Exchange Commission registration fee	$16,042
NYSE listing fee	61,200
FINRA filing fee	23,000
Printing and engraving expenses	500,000
Legal fees and expenses	910,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees	20,000
Miscellaneous	19,758

Total	$1,750,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of Delaware ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Our third amended and restated certificate of incorporation (our "certificate of incorporation") and amended and restated bylaws will provide that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation will provide that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        In addition, we have entered into individual indemnity agreements with certain of our directors and certain of our executive officers. These agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. Further, the agreements are intended to provide indemnification rights to the fullest extent permitted under the DGCL and are in addition to any other rights these individuals may have under our certificate of incorporation, bylaws or applicable law.

Item 15.    Recent Sales of Unregistered Securities

        During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or public offerings and, except as otherwise indicated below, no remuneration or commission was paid or given directly or indirectly. We believe that each of these transactions was exempt from registration requirements pursuant to Section 3(a)(9) or Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), Regulation D promulgated thereunder or Rule 701 of the Securities Act. The recipients of these securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients either received adequate information about us or had access, through employment or other relationships with us, to such information. The following information does not give effect to the conversion of each share of our Class A common stock, Class B common stock and Series A convertible preferred stock into one share of our common stock to be effected contemporaneous with the closing of the offering to which this registration statement relates.

2006

        On various dates between October 15, 2006 and December 28, 2006, we issued an aggregate of 58,500 shares of our Class B common stock to certain members of our board of directors and executive management team, certain of our employees and consultants, and other individuals as consideration for services rendered to us.

        On December 4 and 27, 2006, we issued an aggregate of 9,757,250 shares of our Series A convertible preferred stock to Kelso Investment Associates VII, L.P. ("Kelso Investment") and KEP VI, LLC ("KEP VI"), each an affiliated investment fund of Kelso & Company, L.P. (collectively, the "Kelso Entities") and CS Strategic Partners IV Investments, LP (formerly BlackRock Senior Income Series III plc, ("CS")), each an accredited investor, for aggregate cash consideration of $103.7 million.

2007

        On various dates between January 1, 2007 and December 31, 2007, we issued an aggregate of 195,500 shares of our Class B common stock to certain members of our board of directors and executive management team, certain of our employees and consultants, and other individuals as consideration for services rendered to us.

        On various dates in 2007 we granted stock options to purchase an aggregate of 2,663,400 shares of our Class B common stock at exercise prices ranging from $12.50 to $30.00 to certain directors, officers, employees and consultants under our 2006 Incentive Compensation Plan.

        On February 20, 2007, we issued 2,406,630 shares of our Series A convertible preferred stock to Kelso Entities and CS, each an accredited investor, for aggregate cash consideration of $25.6 million.

2008

        On various dates between January 28, 2008 and December 18, 2008, we issued an aggregate of 127,767 shares of our Class B common stock to certain members of our board of directors and executive management team, certain of our employees and consultants, and other individuals as consideration for services rendered to us.

        On various dates in 2008 we granted stock options to purchase an aggregate of 811,600 shares of our Class B common stock at exercise prices ranging from $15.00 to $30.00 to certain directors, officers, employees and consultants under our 2006 Incentive Compensation Plan.

2009

        On various dates between January 14, 2009 and December 31, 2009, we issued an aggregate of 189,000 shares of our Class B common stock to certain members of our board of directors and executive management team, certain of our employees and consultants, and other individuals as consideration for services rendered to us.

        On various dates in 2009 we granted stock options to purchase an aggregate of 727,500 shares of our Class B common stock at exercise prices ranging from $15.00 to $30.00 to certain directors, officers, employees and consultants under our 2006 Incentive Compensation Plan.

        On June 15, 2009, we issued Weinman GeoScience, Inc. ("Weinman") and WGI Sub, LLC 657,354 shares of our Series A convertible preferred stock in exchange for the cancellation of $8.0 million in notes owed as part of the balance of the purchase price for Weinman, as further described in the prospectus included in this registration statement.

2010

        On various dates in January and February 2010, we issued an aggregate of 70,484 shares of our Class B common stock to certain of our employees and consultants as consideration for services rendered to us.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

        The following documents are filed as exhibits to this registration statement:

Number	Description
1.1††	Form of Underwriting Agreement
2.1†	Asset Purchase Agreement, dated as of June 5, 2008, by and among Global Geophysical Services, Inc., Weinman GeoScience, Inc., WGI Sub, LLC, Barry L. Weinman and Jane L. Weinman
2.2†	Amendment No. 1 to Asset Purchase Agreement, dated as of May 5, 2009, by and among Global Geophysical Services, Inc., Weinman GeoScience, Inc., WGI Sub, LLC, Barry L. Weinman and Jane L. Weinman
2.3†	Amendment No. 2 to Asset Purchase Agreement, dated as of June 15, 2009, by and among Global Geophysical Services, Inc., Weinman GeoScience, Inc., WGI Sub, LLC, Barry L. Weinman and Jane L. Weinman
3.1†	Third Amended and Restated Certificate of Incorporation of Global Geophysical Services, Inc.
3.2†	Bylaws of Global Geophysical Services, Inc.
4.1†	Form of Specimen Certificate of Global Geophysical Services, Inc.
4.2†	Warrant Agreement, dated as of March 29, 2007, by and among Global Geophysical Services, Inc., Kelso Investment Associates VII, L.P. and KEP VI, LLC
4.3†	Plan of Recapitalization of Global Geophysical Services, Inc.
5.1†	Opinion of Haynes and Boone, LLP
10.1†	Multiple Advance Term Promissory Note, dated as of February 13, 2008, by and between Citibank, N.A., GGS International Holdings, Inc. and Global Geophysical Services, Inc.
10.2†	Deed of Trust, dated as of February 13, 2008, by and between Citibank, N.A., GGS International Holdings, Inc. and Global Geophysical Services, Inc.
10.3†	Construction Loan Agreement dated as of February 13, 2008, by and between Citibank, N.A., GGS International Holdings, Inc. and Global Geophysical Services, Inc.
10.4†*	Amended and Restated Cooperation Agreement, by and between Sercel, Inc. and Global Geophysical Services, Inc.
10.5†	First Lien Credit Agreement, dated as of January 16, 2008, by and between Global Geophysical Services, Inc. and Credit Suisse, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC, Whitney National Bank and Allied Irish Banks PLC
10.6†	Second Lien Credit Agreement, dated as of January 16, 2008, by and between Global Geophysical Services, Inc. and Credit Suisse, certain Lenders, Credit Suisse Securities (USA) LLC and Jefferies Finance LLC
10.7†	First Lien Collateral Agreement, dated as of January 16, 2008, by and among Global Geophysical Services, Inc., certain subsidiaries of Global Geophysical Services, Inc. and Credit Suisse
10.8†	Second Lien Collateral Agreement, dated as of January 16, 2008, by and among Global Geophysical Services, Inc., certain subsidiaries of Global Geophysical Services, Inc. and Credit Suisse
10.9†	First Lien Preferred Fleet Mortgage, dated as of January 16, 2008, among Global Geophysical Services, Inc. and Credit Suisse, Cayman Islands Branch

10.10†	Second Lien Preferred Fleet Mortgage, dated as of January 16, 2008, among Global Geophysical Services, Inc. and Credit Suisse, Cayman Islands Branch
10.11†	Transition Agreement, dated July 2, 2008 by and between Global Geophysical Services, Inc. and Craig A. Lindberg
10.12†	Employment Agreement, dated as of June 5, 2008, by and between Global Geophysical Services, Inc. and Barry L. Weinman
10.13†	Employment Agreement dated as of June 5, 2008, by and between Global Geophysical Services, Inc. and Jane L. Weinman.
10.14†	Stockholders Agreement dated as of November 30, 2006 among Global Geophysical Services, Inc., Kelso Investment Associates VI, L.P., KEP VI, LLC, and those other parties identified therein.
10.15†	Subordinated Promissory Note issued by Global Geophysical Services, Inc. to WGI Sub, LLC as of December 10, 2008 in the amount of $6.6 million
10.16†	Subordinated Promissory Note issued by Global Geophysical Services, Inc. to Weinman GeoScience, Inc., as of December 10, 2008 in the amount of $5.4 million
10.17†	Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, by and among Global Geophysical Services, Inc., and WGI Sub, LLC, as of May 5, 2009
10.18†	Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, by and among Global Geophysical Services, Inc., and Weinman GeoScience, Inc., as of May 5, 2009
10.19†	Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, as amended by Letter Agreement dated May 5, 2009, by and among Global Geophysical Services, Inc., and WGI Sub, LLC, as of June 15, 2009
10.20†	Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, as amended by Letter Agreement dated May 5, 2009, by and among Global Geophysical Services, Inc., and Weinman GeoScience, Inc., as of June 15, 2009
10.21†	Amendment No. 1 and Waiver dated as of October 30, 2009, under the First Lien Credit Agreement among Global Geophysical Services, Inc., the Lenders party thereto and Credit Suisse, as Administrative Agent and Collateral Agent
10.22†	Amendment No. 1 and Waiver dated as of October 30, 2009, under the Second Lien Credit Agreement among Global Geophysical Services, Inc., the Lenders party thereto and Credit Suisse, as Administrative Agent and Collateral Agent
10.23†	Employment Agreement dated effective December 24, 2009 between Global Geophysical Services, Inc. and P. Mathew Verghese.
10.24†	Employment Agreement dated effective December 24, 2009 between Global Geophysical Services, Inc. and Alvin L. Thomas II.
10.25†	Form of Indemnification Agreement between Global Geophysical Services, Inc. and its directors.
10.26†	Form of Lock-up Agreement applicable to selling stockholders of Global Geophysical, Inc.
10.27†	Form of Lock-up Agreement applicable to officers, directors and stockholders of Global Geophysical, Inc. other than selling stockholders.
10.28†	Letter Agreement dated December 1, 2006, between Kelso & Company, L.P. and Global Geophysical, Inc.
10.29†	Form of Incentive Stock Option Agreement
10.30†	Form of Grant of Restricted Stock

10.31†	Stock Repurchase Agreements dated December 29, 2009, between Richard Degner, Tom Fleure, Heidi Brown, John Degner, Craig Lindberg and Global Geophysical Services, Inc.
10.32†	First Amendment to Amended and Restated Cooperation Agreement dated January 13, 2010, between Global Geophysical Services, Inc. and Sercel, Inc.
10.33†	Amendment to Stockholders Agreement between Global Geophysical Services, Inc. and certain stockholders dated November 30, 2006
10.34†	Global Geophysical Services, Inc. 2006 Incentive Compensation Plan, dated July 11, 2006
10.35†*	Second Amendment to the Amended and Restated Cooperation Agreement dated March 5, 2010, between Global Geophysical Services, Inc. and Sercel, Inc.
21.1†	List of Subsidiaries of Global Geophysical Services, Inc.
23.1†	Consent of UHY LLP
23.2†	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)
24.1†	Powers of Attorney

†
Previously filed.

††
Filed herewith.

*
Confidential portions have been filed separately with the Commission.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

        (a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

        (c)   For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (d)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of April, 2010.

GLOBAL GEOPHYSICAL SERVICES, INC.
By:	/s/ RICHARD A. DEGNER Richard A. Degner President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RICHARD A. DEGNER* Richard A. Degner	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 16, 2010
/s/ P. MATHEW VERGHESE P. Mathew Verghese	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 16, 2010
/s/ THOMAS J. FLEURE* Thomas J. Fleure	Senior Vice President, Geophysical Technology and Director	April 16, 2010
/s/ DAMIR S. SKERL* Damir S. Skerl	Director	April 16, 2010
/s/ MICHAEL C. FORREST* Michael C. Forrest	Director	April 16, 2010
/s/ GEORGE E. MATELICH* George E. Matelich	Director	April 16, 2010
/s/ STANLEY DE JONGH OSBORNE* Stanley de Jongh Osborne	Director	April 16, 2010
/s/ JOHN R. RUSSELL* John R. Russell	Director	April 16, 2010

*By	/s/ P. MATHEW VERGHESE P. Mathew Verghese Pursuant to a power of attorney previously filed

EXHIBIT INDEX

Number	Description
1.1††	Form of Underwriting Agreement
2.1†	Asset Purchase Agreement, dated as of June 5, 2008, by and among Global Geophysical Services, Inc., Weinman GeoScience, Inc., WGI Sub, LLC, Barry L. Weinman and Jane L. Weinman
2.2†	Amendment No. 1 to Asset Purchase Agreement, dated as of May 5, 2009, by and among Global Geophysical Services, Inc., Weinman GeoScience, Inc., WGI Sub, LLC, Barry L. Weinman and Jane L. Weinman
2.3†	Amendment No. 2 to Asset Purchase Agreement, dated as of June 15, 2009, by and among Global Geophysical Services, Inc., Weinman GeoScience, Inc., WGI Sub, LLC, Barry L. Weinman and Jane L. Weinman
3.1†	Third Amended and Restated Certificate of Incorporation of Global Geophysical Services, Inc.
3.2†	Bylaws of Global Geophysical Services, Inc.
4.1†	Form of Specimen Certificate of Global Geophysical Services, Inc.
4.2†	Warrant Agreement, dated as of March 29, 2007, by and among Global Geophysical Services, Inc., Kelso Investment Associates VII, L.P. and KEP VI, LLC
4.3†	Plan of Recapitalization of Global Geophysical Services, Inc.
5.1†	Opinion of Haynes and Boone, LLP
10.1†	Multiple Advance Term Promissory Note, dated as of February 13, 2008, by and between Citibank, N.A., GGS International Holdings, Inc. and Global Geophysical Services, Inc.
10.2†	Deed of Trust, dated as of February 13, 2008, by and between Citibank, N.A., GGS International Holdings, Inc. and Global Geophysical Services, Inc.
10.3†	Construction Loan Agreement dated as of February 13, 2008, by and between Citibank, N.A., GGS International Holdings, Inc. and Global Geophysical Services, Inc.
10.4†*	Amended and Restated Cooperation Agreement, by and between Sercel, Inc. and Global Geophysical Services, Inc.
10.5†
First Lien Credit Agreement, dated as of January 16, 2008, by and between Global Geophysical Services, Inc. and Credit Suisse, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC, Whitney National Bank and Allied Irish Banks PLC
10.6†
Second Lien Credit Agreement, dated as of January 16, 2008, by and between Global Geophysical Services, Inc. and Credit Suisse, certain Lenders, Credit Suisse Securities (USA) LLC and Jefferies Finance LLC
10.7†	First Lien Collateral Agreement, dated as of January 16, 2008, by and among Global Geophysical Services, Inc., certain subsidiaries of Global Geophysical Services, Inc. and Credit Suisse
10.8†	Second Lien Collateral Agreement, dated as of January 16, 2008, by and among Global Geophysical Services, Inc., certain subsidiaries of Global Geophysical Services, Inc. and Credit Suisse

10.9†	First Lien Preferred Fleet Mortgage, dated as of January 16, 2008, among Global Geophysical Services, Inc. and Credit Suisse, Cayman Islands Branch
10.10†	Second Lien Preferred Fleet Mortgage, dated as of January 16, 2008, among Global Geophysical Services, Inc. and Credit Suisse, Cayman Islands Branch
10.11†	Transition Agreement, dated July 2, 2008 by and between Global Geophysical Services, Inc. and Craig A. Lindberg
10.12†	Employment Agreement, dated as of June 5, 2008, by and between Global Geophysical Services, Inc. and Barry L. Weinman
10.13†	Employment Agreement dated as of June 5, 2008, by and between Global Geophysical Services, Inc. and Jane L. Weinman.
10.14†	Stockholders Agreement dated as of November 30, 2006 among Global Geophysical Services, Inc., Kelso Investment Associates VI, L.P., KEP VI, LLC, and those other parties identified therein.
10.15†	Subordinated Promissory Note issued by Global Geophysical Services, Inc. to WGI Sub, LLC as of December 10, 2008 in the amount of $6.6 million
10.16†	Subordinated Promissory Note issued by Global Geophysical Services, Inc. to Weinman GeoScience, Inc., as of December 10, 2008 in the amount of $5.4 million
10.17†	Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, by and among Global Geophysical Services, Inc., and WGI Sub, LLC, as of May 5, 2009
10.18†	Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, by and among Global Geophysical Services, Inc., and Weinman GeoScience, Inc., as of May 5, 2009
10.19†
Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, as amended by Letter Agreement dated May 5, 2009, by and among Global Geophysical Services, Inc., and WGI Sub, LLC, as of June 15, 2009
10.20†
Letter Agreement amending Subordinated Promissory Note dated as of December 10, 2008, as amended by Letter Agreement dated May 5, 2009, by and among Global Geophysical Services, Inc., and Weinman GeoScience, Inc., as of June 15, 2009
10.21†
Amendment No. 1 and Waiver dated as of October 30, 2009, under the First Lien Credit Agreement among Global Geophysical Services, Inc., the Lenders party thereto and Credit Suisse, as Administrative Agent and Collateral Agent
10.22†
Amendment No. 1 and Waiver dated as of October 30, 2009, under the Second Lien Credit Agreement among Global Geophysical Services, Inc., the Lenders party thereto and Credit Suisse, as Administrative Agent and Collateral Agent
10.23†	Employment Agreement dated effective December 24, 2009 between Global Geophysical Services, Inc. and P. Mathew Verghese.
10.24†	Employment Agreement dated effective December 24, 2009 between Global Geophysical Services, Inc. and Alvin L. Thomas II.
10.25†	Form of Indemnification Agreement between Global Geophysical Services, Inc. and its directors.
10.26†	Form of Lock-up Agreement applicable to selling stockholders of Global Geophysical, Inc.

10.27†	Form of Lock-up Agreement applicable to officers, directors and stockholders of Global Geophysical, Inc. other than selling stockholders.
10.28†	Letter Agreement dated December 1, 2006, between Kelso & Company, L.P. and Global Geophysical, Inc.
10.29†	Form of Incentive Stock Option Agreement
10.30†	Form of Grant of Restricted Stock
10.31†	Stock Repurchase Agreements dated December 29, 2009, between Richard Degner, Tom Fleure, Heidi Brown, John Degner, Craig Lindberg and Global Geophysical Services, Inc.
10.32†	First Amendment to Amended and Restated Cooperation Agreement dated January 13, 2010, between Global Geophysical Services, Inc. and Sercel, Inc.
10.33†	Amendment to Stockholders Agreement between Global Geophysical Services, Inc. and certain stockholders dated November 30, 2006
10.34†	Global Geophysical Services, Inc. 2006 Incentive Compensation Plan, dated July 11, 2006
10.35†*	Second Amendment to the Amended and Restated Cooperation Agreement dated March 5, 2010, between Global Geophysical Services, Inc. and Sercel, Inc.
21.1†	List of Subsidiaries of Global Geophysical Services, Inc.
23.1†	Consent of UHY LLP
23.2†	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)
24.1†	Powers of Attorney

†
Previously filed.

††
Filed herewith.

*
Confidential portions have been filed separately with the Commission.

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  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings